Exhibit 19.1

INSIDER TRADING POLICY
POLICY OWNER: GENERAL COUNSEL
MARCH 2026

PREAMBLE

As a result of the listing of the shares of Valneva SE (the “Company”) on Euronext Paris and Nasdaq, transactions in securities issued by the Company are subject to laws and regulations, including but not limited to French law, in particular the regulations of the French Financial Market Authority (hereinafter referred to as “AMF”), the European Market Abuse Regulation (EU) No 596/2014, and securities laws of the United States. These laws and regulations (collectively, the “law”) forbid the purchase or sale of securities by persons who are in the possession of Insider Information (as defined in Section 3 below). The abuse of Insider Information is subject to substantial punishments. For avoidance of doubt, “securities” in this context refers to Valneva’s shares trading on Euronext Paris and its American Depositary Shares trading on Nasdaq.
Valneva SE and its employees and directors value and depend on the confidence of institutional and private investors in the capital markets. Integrity and ethical conduct are basic conditions to preserve this reputation. Therefore, Valneva SE pays utmost attention to the strict adherence to laws, regulations and ethical conduct, in order to avoid even the appearance of improper conduct by its employees, directors or anyone associated with the Company.
1.Scope of application
This Insider Trading Policy (the “Policy”) applies to you and any member of the Board of Directors, the Executive Committee, the CEO, and any employee of Valneva SE and its affiliates, as well as any person otherwise working for Valneva SE who receives Insider Information. Each of these persons is required to confirm annually by written statement that he or she has acknowledged and will observe this Policy and that he or she is aware of the possible sanctions that may be imposed in case of any violation of this Policy.
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of other applicable public companies while aware of material non-public information, as more specifically set forth in this Policy. Each individual is responsible for making sure that he or she complies with this Policy.
2.Insider Information
An insider is any person who has access to Insider Information. A person is also an insider if that person has procured such information by committing a punishable action. For the purposes of this Policy, an “Insider” is a person who has access to Insider Information by virtue of his or her occupation or responsibilities within or for the Company or its affiliates.
“Insider Information” means precise information which directly or indirectly concerns the Company or its securities, which is not publicly known and which, if it became publicly known, would be likely to significantly influence the price of the Company’s securities because a reasonable investor would probably use it as part of his/her investment decision.
Insider Information shall be deemed to be of a precise nature, if it indicates
•A set of circumstances that exist or may reasonably come into existence; or
•An event that has occurred or may be expected to occur; or
•Protracted processes and their intermediate steps.
Such information can relate to, without limitation:
•financial information such as e.g. revenues, losses, budget figures, changes in costs,

•important research and development results and/or relevant planning,
•strategic partnerships, co-operations or material license agreements,
•gain or loss of a significant licensor, licensee or supplier,
•status of product or product candidate development or regulatory approvals,
•clinical data relating to products or product candidates,
•timelines for pre-clinical studies or clinical trials,
•regulatory developments,
•notice of issuance or denial of patents,
•management changes or restructurings,
•any measures affecting the Company’s capital, financing transactions or changes in the shareholder structure, or
•mergers or acquisitions.
3.Abuse of Insider Information
The law and the Company prohibit any person who qualifies as an Insider to exploit Insider Information with the intention of procuring an advantage, financial or otherwise, for himself or herself or for a third person, by:
•buying or selling securities, as well as cancelling or amending an order, related to such information or offering such securities to a third party for sale or purchase, or recommending such sale, amendment, or purchase; or
•making such information accessible to a third party without being required to do so by law or regulation.
•In addition, it is prohibited by law:
•For a person who qualifies as an insider to disclose such information unlawfully to a third person, other than the disclosure is made in the normal exercise of an employment, a profession or existing duties; or
•For a person who is not an Insider but to whom Insider Information has been communicated and who knows, or should have known, that such information is Insider Information, (i) to use insider information in such a manner as described above or (ii) to disclose any Insider Information or recommendation to a third person; or
•For a person who is not an Insider but who knows, or should have known, that a recommendation or proposal is based on Insider Information, to use any such recommendation or proposal in such a manner as described above.
It is important to note that the trading of members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, and any entities whose transactions in securities you control (including, e.g., a venture or other investment fund, if you control transactions by the fund) may be subject to scrutiny by regulators. You should ensure that such persons and entities are aware of the prohibitions discussed above.
4.Confidentiality areas and trading bans
As described in Valneva’s Confidential Information Policy, confidentiality areas are used to restrict and manage the sharing of strictly confidential information, meaning information that may not be freely shared within Valneva or shared outside Valneva. This includes information that could be considered Insider Information. There are three levels of confidentiality areas:
•Level 1 confidentiality areas cover information that is strictly confidential but not considered Insider Information, such as the forthcoming departure of a senior leader.
•Level 2 confidentiality areas cover strictly confidential information that may evolve to become Insider Information and, as a result of that possibility, place all members of the confidentiality area under a trading ban. Examples of information that may be covered by a Level 2 confidentiality include, but are not limited to: the existence of exploratory discussions for a significant new business partnership, the potential termination of a very material agreement, and clinical trial data subject to ongoing analysis.
•Level 3 confidentiality areas cover Insider Information and also place all members of the confidentiality area under a trading ban.
Persons who are aware of Insider Information may neither purchase nor sell securities issued by the Company, whether directly or through a third party, until this information is published. This prohibition applies to any Insider Information that an employee may possess, regardless of whether or not there is a confidentiality area with a trading ban associated with that information.
It is important to note that each individual is responsible for determining whether information qualifies as Insider Information and therefore, whether such individual is able to trade. Individuals may possess different information as a result of their roles, and specific information may not be covered by a confidentiality area because it is not known to the General Counsel. While the General Counsel or another member of the Legal team may confirm whether an individual is subject to a trading ban, individuals should not assume that the absence of a confidentiality area or trading ban for a particular piece of information means that the information does not qualify as Insider Information or that the individual in possession of that information is free to trade.
Employees should refer to the Confidential Information Policy for additional guidance on the proper handling and sharing of confidential information within Valneva.
5.Restricted periods
Thirty (30) calendar days prior to the planned publication of full half-year and annual results and 15 (fifteen) days prior to the planned publication of any full quarterly or preliminary figures, the Company’s and its affiliates’ employees and directors may not purchase or sell securities issued by the Company, whether directly or through a third party. Such restricted period ends when the final full results are published.
Please note that the financial restricted periods may commence early or may be extended if, in the judgment of the CEO or General Counsel, there exists undisclosed information that would make trades by Company insiders inappropriate. It is important to note that the fact that the financial restricted period has commenced early or has been extended should be considered material non-public information that should not be communicated to any other person.
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. In addition to the trading bans associated with confidentiality areas, the General Counsel, in agreement with the CEO, may announce further restricted periods for certain business areas or concerning the Company as a whole, if this is deemed necessary for a fair perception on the capital markets and to reduce the risk of inadvertent insider trading. During such additional restricted periods, relevant employees and directors shall also not purchase or sell securities issued by the Company, whether directly or through a third party. The existence of such an event-specific restricted period should also be considered strictly confidential and should not be communicated to any other person.
For the avoidance of doubt, even outside of a restricted period or during an open exercise window (for example in connection with stock options), you may not (unless an exception is granted to you) conduct any trades in the Company’s securities if you are otherwise in possession of Insider Information.

The General Counsel may grant exemptions from the trading ban during a restricted period to the Company’s or its affiliates’ employees and/or directors in legitimate cases in either of the following situations:
•on a case-by-case basis due to the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of shares; or
•due to the characteristics of the trading involved for transactions made under, or related to, subscription rights or other entitlement of shares, or transactions where the beneficial interest in the relevant security does not change, in each case, provided there is assurance that the transaction does not constitute an abuse of Insider Information according to section 4.
The General Counsel shall keep records of all proposed securities transactions within restricted periods by documenting the name of the applicant, as well as the type, scope and reason for the proposed transaction. The General Counsel shall also document the grounds for the decision.
6.Directors’ Dealings; Advance Notice of Transactions
According to French law (Article L. 225-109 of the French Commercial Code), all Company shares held by the CEO, the members of the board of directors, or employees with general management responsibilities (notably the Executive Committee members), as well as any persons having a close relationship with them, must be held in registered form or with a custodian account holder institution as referred to in the General Rules of the French Market Authority (Articles 322-1 et seq.).
According to the Market Abuse Regulation, the CEO, each member of our Board of Directors, and each employee with general management responsibilities of the Company (notably, the members of the Executive Committee), as well as any person having a close relationship with them, must notify the Company as well as the AMF (electronically, through the extranet ONDE ) promptly within three (3) working days following the transaction date in the event of any exercise of stock options, purchase or sale of securities or other transaction conducted on the person’s own behalf relating to the shares or debt instruments of the Company or to derivatives or other financial instruments linked thereto; provided, however, that the total amount of transactions of said person has reached the threshold of EUR 50,000 within the relevant calendar year.
Additionally, following new U.S. legislation adopted in December 2025, directors and officers of foreign companies listed in the United States are now subject to certain of the reporting requirements of Section 16(a) of the U.S. Securities Exchange Act, which requires reporting of beneficial ownership to the U.S. Securities and Exchange Commission (“SEC”). As of March 18, 2026, the Company must post English versions of the declarations made on ONDE to the Company’s website within two business days of the filing with ONDE.
Therefore, each director and officer shall advise the General Counsel immediately, and with as much advance notice as possible, of his/her intention to perform any transaction involving the Company’s securities in order for the General Counsel or another designated member of the Legal team to assist the individual to prepare and file the necessary reports.
7.General Counsel and Insider Register
The General Counsel shall monitor compliance with the provisions of this Policy, as well as the effectiveness of organizational measures to prevent the abuse or abusive dissemination of such information.
In addition, the tasks of the General Counsel include:

•to advise and assist management in matters relating to this Policy, within the boundaries of rules of professional responsibility applicable to members of the legal profession (specifically, those related to client relationships in a corporate context);
•to submit regular compliance reports to the Board of Directors and the CEO;
•to ensure training and education of employees in matters relating to this Policy and in regard to the prohibition of abuse of Insider Information according to Section 4.
The General Counsel shall also keep and regularly update a register tracking employees with access to sensitive information (Level 2 confidentiality areas) or Insider Information (Level 3 confidentiality areas).
•For Level 2 confidentiality areas, this register shall include the individual’s name, email address, and Valneva job title or name of other employer as well as the starting and end date and time of access to the sensitive information.
•For Level 3 confidentiality areas, this register shall include: the individual’s name, professional and private phone number, professional and private address, birth date, and Valneva job title or name of other employer, as well as the starting and end date and time of access to the Insider Information.
8.Violations
Any violations of the terms of this Policy and the underlying law can trigger legal consequences (e.g., fines or imprisonment) resulting from civil law or criminal law. Any breach of the prohibition of abuse of Insider Information may be punished by the AMF, SEC, or local courts. Violators also risk disciplinary action by the Company, including termination of employment. Valneva does not assume responsibility for the actions of its directors, officers, or employees.
Beyond that, any behavior which does not correspond to the regulations of this Policy, may endanger the confidence of investors in Valneva SE and its shares and cause irreparable damage to the Company, its affiliates and the employees. Valneva SE and its affiliates will therefore also ensure compliance with this Policy by disciplinary means in accordance with labor law. The General Counsel shall inform the CEO and the Human Resources Department of any violations of this Policy that comes to his / her attention in order to set the necessary disciplinary consequences.
Anyone who has questions about this policy should contact the Company’s General Counsel.
Valneva SE
March 2026
/s/ Thomas Lingelbach        /s/ Kendra Wergin
Thomas Lingelbach    Kendra Wergin
CEO    General Counsel & Corporate Secretary